EXHIBIT 10.5

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement ("Agreement") is entered into as of this 29th.day of June, 2015, hereinafter "Effective Date," by and between Russell Myers, his marital community, heirs, and assigns (hereinafter "Employee"), and Corvus Gold Nevada Inc., its affiliates (including, without limitation, Corvus Gold Inc., Corvus Gold (USA) Inc., and Raven Gold Alaska Inc.), its successors and assigns (hereinafter collectively, the "Company"). Mr. Myers and the Company are sometimes collectively referred to as the "Parties."

1.           Mr. Myers employment with the Company terminates effective July 31, 2015, (hereinafter "Separation Date"). The Company expressly disclaims any liability to Mr. Myers. In exchange for the consideration described herein, Employee hereby represents and warrants the following:

(a)	Employee has authority to enter into this Agreement.

(b)	Employee has not transferred, in whole or in part, any rights related to his employment with the Company.

(c)	Employee intends to settle any and all claims that Employee may have against the Company as a result of the Company's hiring Employee, his employment with the Company and the termination of his employment with the Company.

(d)	Employee has not transferred any confidential information.

2.	The Company agrees to provide Mr. Myers the following separation benefits, after he executes this Agreement, provided Mr. Myers has not revoked acceptance as described in Paragraph 12 below:

(a)	Within two (2) days following the expiration of the revocation period described in Paragraph 12 below, the Company shall pay Mr. Myers a lump sum severance payment in the amount of one hundred and fifty thousand dollars ($150,000), less applicable taxes and other deductions or with holdings, including any amount owed by Mr. Myers to the Company, in accordance with the Company's regular payroll practices.

(b)	Provided Employee timely elects COBRA coverage, the Company shall pay to the health insurance carrier 100% of the Employee's premium until December 31, 2015. Employee shall be responsible for the full premiums beginning January 1, 2016.

Employee specifically acknowledges and agrees that this payment exceeds the amount he would otherwise be entitled to receive upon termination of his employment, and that this lump sum payment is in exchange for entering into this Agreement. Employee will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by Employee or for Employee's benefit pursuant to this Agreement. Employee agrees to pay all taxes and/or tax assessments due to be paid by Employee, and to indemnify the Company for any claims, costs and/or penalties caused by Employee's failure to pay such taxes and/or tax assessments.

1

3.           Employee represents that he has not filed, and will not file, any complaints, lawsuits, or charges relating to his employment with, or termination from, the Company.

4.           Employee agrees to release the Company and its affiliates and its and its affiliates' Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to Employee's employment with or discharge from the Company. This release includes but is not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, the Genetic Information Nondiscrimination Act of 2008, the Age Discrimination in Employment Act, Section 1981 of U.S.C. Title 42, the Equal Pay Act, and the Family and Medical Leave Act; Colorado wage and hour laws and the Colorado AntiDiscrimination Act, as amended; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including expense reimbursements and/or bonuses due after the Separation Date, stock grants or stock options; and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Separation Date or the Effective Date of this Agreement, whichever is later, and that are based on factual allegations that do not arise from or relate to Employee's present employment with or termination from the Company. This release is not intended to restrict Employee's right to file a charge with the EEOC, or participate in any investigation by that agency; however, Employee has waived any right to monetary relief in connection therewith.

5.           Employee agrees that he will keep the terms and amount of this Agreement completely confidential, and that he will not hereafter disclose such information to anyone except his spouse or current significant other, his attorneys and their current law firm employees, his accountant, or as may be required by law, court order or in proceedings relating to the parties' rights or obligations under this Agreement. Employee agrees to provide reasonable written notice to the Company in the event that a person or entity not a party hereto attempts to compel from him the production of this Agreement or the contents thereof, so that the Company may contest such disclosure at its discretion.

6.           Employee acknowledges and affirms that he has previously executed an Employment Agreement (Attached hereto as Exhibit A), dated June 1, 2011, and that the terms and conditions of said employment agreement that survive the employment relationship, including but not limited to Employee's continuing confidentiality, non-competition and nonsolicitation obligations, survive and are not affected by this Separation and Release of Claims Agreement.

7.           Employee represents that he has returned to the Company all property belonging to the Company, including but not limited to documents, corporate cards, access cards, office keys, office equipment, laptop and desktop computers and other wireless devices, thumb drives, zip drives and all other media storage devices.

8.           Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Employee and the Company. This Agreement supersedes all prior understandings between the Parties (including, without limitation, the Consulting Agreement dated September 1, 2010) and represents the entire Agreement between the Parties with respect to all matters involving Employee's employment with or termination from the Company, except as set forth in Paragraph 6 above. No oral representations have been made or relied upon by the Parties.

2

9.           Employee will direct all employment verification inquires to Jeffery Pontius of the Company. In response to inquiries regarding Employee's employment with the Company, the Company by and through its speaking agent(s) agrees to provide only the following information: Employee's date of hire, the date his employment ended, and rates of pay.

10.           If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of Colorado.

11.           Colorado state or federal court of competent jurisdiction shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee's employment with, or termination from, the Company, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction. The prevailing party in any such lawsuit will be entitled to an award of attorney's fees and reasonable litigation costs. The Company will assert this Agreement as a defense to any claims the Employee might bring . Employee agrees that he will indemnify and hold the Company harmless from any breach of this Agreement by him. Employee further agrees that in the event of any breach of this Agreement by him, he will no longer be entitled to payments or other benefits provided herein, and will return all monies paid to him by the Company pursuant to this Agreement.

12.           Employee specifically agrees and acknowledges: (A) that his waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he understands the terms of this Agreement; (C) that he is hereby advised by the Company to consult with an attorney prior to executing this Agreement; (0) that the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement; and (E) that, following his execution of this Agreement he has seven (7) days in which to revoke his agreement to this Agreement and that, if he chooses not to so revoke, this Agreement shall then become effective and enforceable and the payment listed above shall then be made to him in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Employee has waived any right to monetary relief. To cancel this Agreement, Employee understands that he must give a written revocation to Company headquarters either by hand delivery or certified mail within the seven-day period. If he rescinds this Agreement, it will not become effective or enforceable and he will not be entitled to any of the benefits set forth within.

3

13.           Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission. However, Employee has waived any right to monetary relief.

14.           This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

15. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING CORVUS GOLD NEVADA INC., AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

CORVUS GOLD NEVADA INC.

/s/ Jeffrey A. Pontius		/s/ Russell Myers
By:	Jeffery A. Pontius	Russell Myers
Its:	CEO

Dated:	June 29, 2015	Dated:	29 June 2015

4